Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Akebia Therapeutics, Inc. for the registration of up to $175,000,000 of common stock and to the incorporation by reference therein of our report dated March 14, 2016, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 5, 2016